Exhibit 99.1

Contacts

V.I. Technologies, Inc. (Vitex)

John R. Barr

617-926-1551

john.barr@vitechnologies.com

Joint Proxy Statement/Prospectus Declared Effective by the SEC

Companies Agree to Extend Merger Closing Date

Watertown, MA (February 15, 2005) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing the next generation of anti-infective products, announced today that the Company and Panacos Pharmaceuticals, Inc. have scheduled shareholder meetings for March 10, 2005 to vote on their proposed merger and related matters. In conjunction, the Companies agreed to amend the merger agreement, dated June 2, 2004, as amended, in order to extend the merger closing date to March 11, 2005, consistent with the date for the shareholders meeting. Prior to the amendment either Vitex or Panacos could terminate the merger agreement if the merger was not completed by February 15, 2005. No other terms and conditions of the merger agreement, as amended, have been modified.

The Company also announced that the SEC has declared the joint proxy statement/prospectus relating to the merger effective. Vitex plans to shortly mail copies of the joint proxy statement/prospectus to all shareholders of record as of January 10, 2005. If approved by the shareholders, the merger could close immediately thereafter.

About Vitex

Vitex is developing the next generation of anti-infective products. The Company’s proprietary INACTINE™ technology is designed to inactivate a wide range of viruses, bacteria and parasites in units of red blood cells, and has also demonstrated its ability to remove prion proteins from red cell units. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan. For more information on Vitex, please visit our web site at: http://www.vitechnologies.com.

About Panacos

Panacos Pharmaceuticals is engaged in the discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Panacos’

proprietary discovery technologies focus on novel targets in the virus life cycle, including virus fusion and virus maturation, the first and last steps of viral infection. More information on Panacos is available at http://www.panacos.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing and other strategic plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Vitex has filed a Registration Statement on Form S-4 in connection with the merger, and Vitex and Panacos will mail a Joint Proxy Statement/Prospectus to their stockholders containing information about the merger and the private placement financing and related matters. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully. The Registration Statement and the Joint Proxy Statement/Prospectus will contain important information about Vitex, Panacos, the merger and related matters. Investors and security holders can obtain free copies of these documents when they are available through the web site maintained by the U.S. Securities and Exchange Commission at http://www.sec.gov, and by calling Vitex Investor Relations at 617-926-1551.

Vitex and Panacos, and their respective directors, executive officers and certain members of management and employees will be soliciting proxies from Vitex and Panacos stockholders in favor of the adoption of the merger agreement and the transactions associated with the merger. A description of any interests that Vitex’s and Panacos’ directors and executive officers have in the merger will be available in the Joint Proxy Statement/Prospectus.